Exhibit 10.20

PhytoMedical Technologies, Inc.

100 Overlook Drive, 2nd Floor

Princeton, NJ 08540

June 3, 2010

Mr. Amit S. Dang
2000 Town Center, Suite 1900

Southfield, MI 48075

Re: Contract Interim Executive-Services Agreement

Dear Mr. Dang:

This letter sets forth the terms and conditions of your Contract Interim Executive-Services Agreement (the “Agreement”) with Phytomedical Technologies, Inc. (the “Company").

            1. Duties. Under terms of the Agreement, you shall be contracted by the Company as its President and Chief Executive Officer, and become a Member of the Board of Directors, or in any executive or non-executive position(s) as the Company, from time to time, may deem appropriate. In performance of your duties, you shall be subject to the direction of, and be reporting directly to, the Company's Board of Directors (the “Board”); provided that, if requested by the Board, you will immediately resign your position(s) of the Company. You shall be available to travel as the needs of the business require. You agree to devote such amount of your business time, energy and skill to the duties assigned to you by the Board as maybe reasonably necessary to fulfill your obligations hereunder. The Company acknowledges and understands that your services hereunder are provided on a part-time basis.

2. Termination of Agreement. Anything herein to the contrary notwithstanding, the Company may terminate the Agreement at any time, with or without cause, and for any reason whatsoever, upon immediate written notice.  You may terminate the Agreement with or without cause, and for any reason whatsoever, upon written notice of no fewer than 90 days; your notice to the Company may be waived upon mutual consent of the Company.  In the event of termination by either party, with or without cause: (i) you shall not be entitled to any form of contract cancellation fees, non-performance fees, or monthly fees; (ii) you shall no longer be eligible for reimbursement of expenses not previously approved or within the terms of the Agreement under Paragraph 5; (iii) any and all unexercised Options, whether vested or not, shall expire and shall no longer be exercisable as of the date of termination of the Agreement, except under the conditions detailed in Paragraph 4(b); (iv) you will not be entitled to any financial compensation beyond the terms provided for in the Agreement, and (v) neither party hereto shall have any further rights or obligations hereunder, except obligations expressly stated to survive the termination of the Agreement.  Nothing shall limit your right to be indemnified by the Company, subject to its indemnification policies then in effect, and subject to the conditions detailed in Paragraph 3; for your actions as a director or officer of the Company, provided such indemnification would otherwise have been available to you.

3. Indemnification. During the term of the Agreement you shall be included as an “officer” of the Company under such policy and (b) you shall be provided reasonable and customary indemnification provisions as per the Company’s By-laws and Certificate of Incorporation that are at least as protective of you as the laws of the state in which the Company is then incorporated.

          4. Financial Terms. You shall be compensated by the Company for your services as follows:

(a) Monthly Fee. Commencing June 3, 2010, you shall be paid a monthly fee of $5,000. You shall be responsible for withholding all applicable taxes. You will not be eligible for health benefits, vacation time, or other employee benefits.

          5. Expenses. You shall be entitled to reimbursement for reasonable travel and other out-of-pocket expenses necessarily incurred in the performance of your duties hereunder, upon submission and approval of written statements and bills in accordance with the then regular procedures of the Company. Expenses exceeding $500.00 for travel and $100 for meals and other incidentals must be approved in writing by the Company prior to your seeking reimbursement for the same.

           6. Your Representations and Warranties. You represent and warrant to the Company that (a) you are under no contractual or other restriction or obligation which is inconsistent with the execution of the Agreement, the performance of your duties hereunder, or the other rights of the Company hereunder, and (b) you are under no physical or mental disability that would hinder your performance of duties under this Agreement, and (c) you are not party to any ongoing civil or criminal proceedings, and have not been party such proceedings within the past five years, and do not know of any such proceeding that may be threatened or pending against you, and (d) you are not currently engaged in activities and will not knowingly engage in future activities that may cause embarrassment to the Company or tarnish the reputation or public image of the Company, including but not necessarily limited to association with or party to: any criminal behavior(s) such as drug use, theft, or any other potential or active violation of law; political controversy, civil disobedience, or public protest; lewd, lascivious behavior.

7. Non Competition; Non Solicitation.  (a)     In view of the unique and valuable services it is expected that you will render to the Company, your knowledge of its trade secrets, and other proprietary information relating to the business of the Company and in consideration of the compensation to be received hereunder, you will not, during the term of this Agreement, engage in, or otherwise directly or indirectly, be employed by, or act as a consultant or lender to, or, without the prior written approval of the Board, be a director, officer, owner, or partner of, any other business or organization that is engaged in the same field of research and development as is the Company. Nothing herein shall be deemed to preclude you from being an officer, director, owner, investor in, or partner of, any business or organization which is not competing with the Company, provided the same does not in any manner whatsoever impair your ability to perform your duties under the Agreement.

                        (b) During the term of the Agreement, and for a period of one year following termination of the Agreement, you will not directly or indirectly reveal the name of, solicit or interfere with, or endeavor to entice away from the Company any of its suppliers, customers, or employees.

                        (c) During the term of the Agreement and thereafter following the termination of the Agreement, you shall not make any critical or disparaging statements about the Company or any of its employees, directors or products to any other person or entity.

                        (d) Since a breach of the provisions of this Paragraph 7 could not adequately be compensated by money damages, the Company shall be entitled, in addition to any other right and remedy available to it, to an injunction restraining such breach or a threatened breach, and in either case no bond or other security shall be required in connection therewith, and you hereby consent to the issuance of such injunction. You agree that the provisions of this Paragraph 7 are necessary and reasonable to protect the Company in the conduct of its business. If any restriction contained in this Paragraph 7 shall be deemed to be invalid, illegal, or unenforceable by reason of the extent, duration, or geographical scope thereof, or otherwise, then the court making such determination shall have the right to reduce such extent, duration, geographical scope, or other provisions hereof, and in its reduced form such restriction shall then be enforceable in the manner contemplated hereby. This Paragraph 7 shall survive the termination of the Agreement.

            8. Intellectual Property. Any interest in patents, patent applications, inventions, copyrights, developments, and processes (“Intellectual Property”) which you now, or hereafter during the period for which this Agreement is in effect, may own or develop relating to the fields in which the Company may then be engaged shall belong to the Company; and forthwith upon request of the Company, you shall execute all such assignments and other documents and take all such other action as the Company may reasonably request in order to vest in the Company all your right, title, and interest in and to such Intellectual Property free and clear of all liens, charges, and encumbrances. This Paragraph 8 shall survive the termination of the Agreement.

            9. Confidential Information. All confidential information which you may now possess, or may obtain or create prior to the such time as the Agreement is terminated, relating to the business of the Company, or any customer or supplier of the Company, or any agreements, arrangements, or understandings to which the Company is a party, shall not be disclosed or made accessible by you to any other person or entity either during or after the termination the Agreement or used by you except during the term of the Agreement in the business and for the benefit of the Company. You shall return all tangible evidence of such confidential information to the Company prior to or at the termination of the Agreement. This Paragraph 9 shall survive the termination of the Agreement.

10. Successors and Assigns. This Agreement shall inure to the benefit of and be binding upon the Company and its successors and assigns. In view of the personal nature of the services to be performed under this Agreement by you, you shall not have the right to assign or transfer any of your rights, obligations or benefits under this Agreement, except as otherwise noted herein.

11. No Reliance on Representations. You acknowledge that you are not relying, and have not relied, on any promise, representation or statement made by or on behalf of the Company which is not set forth in this Agreement.

12. Entire Agreements; Amendments. This Agreement sets forth the entire understanding for the parties with respect to the terms of the Agreement, supersedes all existing agreements between you and the Company concerning matters in the Agreement, and may be modified only by a written instrument duly executed by each of you and Company.

            13. Waiver. Any waiver by either party of a breach of any provision of this Agreement shall not operate as or be construed to be a waiver of any other breach of such provision or of any breach of any other provision of this Agreement. The failure of a party to insist upon strict adherence to any term of this Agreement on one or more occasions shall not be considered a waiver or deprive that party of the right thereafter to insist upon strict adherence to that term or any other term of this Agreement. Any waiver must be in writing.

            14. Construction. You and the Company have participated jointly in the negotiation and drafting of this Agreement. In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by you and the Company and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any of the provisions of this Agreement. Any reference to any federal, state, local, or foreign statute or law shall be deemed also to refer to all rules and regulations promulgated thereunder, unless the context requires otherwise. The word “including” shall mean including without limitation. The headings in this Agreement are solely for the convenience of reference and shall be given no effect in the construction or interpretation of this Agreement.

            15. Severability. Any term or provision of this Agreement that is invalid or unenforceable in any situation in any jurisdiction shall not affect the validity or enforceability of the remaining terms and provisions hereof or the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction.

            16. Notices. All notices, demands or requests made pursuant to, under or by virtue of this Agreement must be in writing and sent to the party to which the notice, demand or request is being made by (i) certified or registered mail, return receipt requested, (ii) nationally recognized overnight courier delivery, (iii) by facsimile transmission provided confirmation of transmission is mechanically or electronically generated and kept on file by the sending party or (iv) hand delivery as follows:

                        To the Company:

PhytoMedical Technologies, Inc.

Attention: Mr. Joseph Sierchio, Legal Counsel

430 Park Avenue, 7th Floor

New York, NY  10022

                        To you:

Mr. Amit S. Dang

2000 Town Center, Suite 1900

Southfield, MI 48075

or to such other address, facsimile number, or email address, as is specified by a party by notice to the other party given in accordance with the provisions of this Paragraph 15. Any notice given in accordance with the provisions of this Paragraph 16 shall be deemed given (i) three (3) Business Days after mailing (if sent by certified mail), (ii) one (1) Business Day after deposit of same with a nationally recognized overnight courier service (if delivered by nationally recognized overnight courier service), or (iii) on the date delivery is made if delivered by hand or facsimile.

            17. Counterparts This Agreement may be executed in any number of counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

18. Governing Law. All other questions concerning the construction, validity, enforcement and interpretation of this Agreement shall be governed by the internal laws of the State of New York, without giving effect to any choice of law or conflict of law provision or rule (whether of the State of New York or any other jurisdictions) that would cause the application of the laws of any jurisdictions other than the State of New York. Each party hereby irrevocably submits to the exclusive jurisdiction of the state and federal courts sitting in the City of New York, County of New York for the adjudication of any dispute hereunder or in connection herewith or therewith, or with any transaction contemplated hereby or discussed herein, and hereby irrevocably waives, and agrees not to assert in any suit, action or proceeding, any claim that it is not personally subject to the jurisdiction of any such court, that such suit, action or proceeding is brought in an inconvenient forum or that the venue of such suit, action or proceeding is improper. Each party hereby irrevocably waives personal service of process and consents to process being served in any such suit, action or proceeding by mailing a copy thereof to such party at the address for such notices to it under this Agreement and agrees that such service shall constitute good and sufficient service of process and notice thereof.  Nothing contained herein shall be deemed to limit in any way any right to serve process in any manner permitted by law.  EACH PARTY HEREBY IRREVOCABLY WAIVES ANY RIGHT IT MAY HAVE, AND AGREES NOT TO REQUEST, A JURY TRIAL FOR THE ADJUDICATION OF ANY DISPUTE HEREUNDER OR IN CONNECTION HEREWITH OR ARISING OUT OF THIS AGREEMENT OR ANY TRANSACTION CONTEMPLATED HEREBY.

            19. Date of Agreement. The date of this Agreement shall be June 3, 2010 regardless of the date it is signed by you.

If you find the foregoing acceptable, please acknowledge your acceptance of, and agreement with, the terms and conditions set forth above by signing the enclosed copy of this letter in the space provided and returning the same to the undersigned.

Sincerely,

PhytoMedical Technologies, Inc.

/s/ Ray Krauss

Ray Krauss, Chief Financial Officer and Director

On this 3rd day of June, 2010, I agree to and accept the terms of the Agreement with PhytoMedical Technologies, Inc. on the terms and conditions set forth in this Agreement.

Dated: June 3, 2010

/s/ Amit S. Dang

Mr. Amit S. Dang